Exhibit 10.1
Compensation Arrangements for Non-Employee Directors
     Effective January 1, 2011, each Non-Employee Director of Johnson & Johnson will receive an annual fee of $110,000 for his or her services as a Director (an increase from $100,000). In addition, Directors receive $5,000 (per committee) for service on a standing committee of the Board of Directors or $15,000 (per committee) if Chairman of the committee. The Presiding Director is paid an additional annual fee of $25,000 (an increase from $10,000). Non-Employee Directors are eligible to receive meeting fees of $1,500 per day if they attend a committee meeting held on a day other than a Board meeting day, except that no meetings fees are paid if such a meeting is a telephonic meeting. Directors who are employees of the Company receive no additional compensation for their services as Directors or as members of Board committees.
     Under the Johnson & Johnson 2005 Long-Term Incentive Plan, each Non-Employee Director receives non-retainer equity compensation each year in the form of shares of restricted Company Common Stock having a value of $100,000 on the grant date. The restricted shares become freely transferable on the third anniversary of the grant date. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Company Common Stock upon first becoming a member of the Board of Directors. Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the Johnson & Johnson Proxy Statement, dated March 17, 2010.
     Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.
     Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program for employees, pursuant to which the Company will contribute, on a two-to-one basis, up to $20,000 per year per employee or Non-Employee Director to educational and certain other charitable institutions.
     The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.